EXHIBIT TO ITEM 77M

MERGERS

Touchstone Strategic Trust

      On April 18, 2017, the Board of Trustees of Touchstone Strategic Trust approved the Agreement and Plan of Reorganization (the 'Plan') between Sentinel Group Funds Inc. and the Touchstone Strategic Trust, whereby all assets of each target fund would transfer to each acquiring fund all of its assets, subject to all of its liabilities, in exchange for shares of each of the acquiring funds as indicated below. INFORMATION DISPLAYED IN FOLLOWING ORDER:


Target Funds
Acquiring Funds

Sentinel Balanced Fund
Touchstone Balanced Fund, a newly created series of Touchstone Strategic Trust

Sentinel Common Stock Fund
Touchstone Large Cap Focused Fund, a newly created series of Touchstone Strategic Trust

Sentinel International Equity Fund
Touchstone International Equity Fund, a newly created series of Touchstone Strategic Trust

Sentinel Small Company Fund
Touchstone Small Company Fund, a newly created series of Touchstone Strategic Trust


      Circumstances and details of the reorganization are described and incorporated by reference to Form N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on July 25, 2017 (Accession No.: 0001398344-17-009000).